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                                  EXHIBIT 21.1


                              LIST OF SUBSIDIARIES

     The following table sets forth certain information concerning the principal subsidiaries of the Company.

                                                         State or other
                                                         jurisdiction of
     Name                                                 incorporation
     ----                                                ---------------

KENLIN PET SUPPLY, INC.                                    DELAWARE

The names of certain subsidiaries have been omitted because such unnamed subsidiaries, considered in the aggregate, would not constitute a significant subsidiary as that term is defined in Regulation S-X.